Feb. 18, 2019

Mr. Craig S. Millian

Dear Craig,

On behalf of Corbus Pharmaceuticals, Inc. (“the Company”) we are delighted to offer you the position of Chief Commercial Officer. Your start date will be Feb. 28, 2019 and you will report directly to Dr. Yuval Cohen, Ph. D., Chief Executive Officer. We look forward to your future success in the position.

As the Chief Commercial Officer, you shall perform the customary duties and responsibilities associated with the title plus any additional duties that are assigned to you from time to time. The job duties for the Chief Commercial Officer are described and included in Attachment B to this letter.

You will be paid an annual salary of $400,000. The Company’s payroll is paid bi-weekly (every two weeks) and there are twenty-six payroll (26) periods in a year, so your bi-weekly salary will be $15,384.62, less applicable deductions. You are also eligible for an annual discretionary target bonus of 40% of your base salary. You can earn more or less than that target amount depending on your performance, the Company’s performance and subject to Board approval. Your bonus, if approved, will be prorated in your first year.

In connection with your employment, you will be awarded a stock option grant to purchase 180,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the stock at the date of grant. The grant of this stock option is subject to Board approval and will vest over a four-year period, with 25% vested one year after initial date of employment and then monthly over thirty-six (36) months. During your employment, based upon your annual review, you are also eligible to receive additional stock options on an annual basis subject to Board approval. Upon a Change of Control of the Company, subject to Board approval, the vesting of your stock options and all outstanding stock options in the 2014 Equity Compensation Plan will become accelerated.

As an employee you will have the opportunity to participate in the Company’s benefit plans which currently includes a 401(k) plan, medical and dental insurance, long term disability, short term disability and life insurance. In your first year of employment you will be entitled to fifteen paid vacation days (up to a maximum of five days of which may be carried over from one year to the next) in addition to the Company’s standard paid holidays which may change from time to time. These vacation days will accrue at a rate of 1.25 days per month.

Corbus Pharmaceuticals Holdings, Inc.

500 River Ridge Drive, Second Floor, Norwood, MA 02062 | Tel +1 617 963-0100

www.corbuspharma.com

Your employment with the company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

As a condition of employment, you will be required to authorize the Company to conduct a background investigation. This offer is contingent upon a positive outcome of such an investigation, as well as your ability to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of the Start Date, or our employment relationship with you will be terminated. This is the full and complete agreement between us on this term.

As an employee of the Company, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions, which will become the property of the Company. As a condition of your employment, you will be required to sign the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date (as defined below). We wish to impress upon you that we do not wish you to bring with you any confidential and proprietary material of any former employer or to violate any other obligation to your former employers. Also, by accepting this offer, you represent that you are not subject to any restrictions that prevent you from working at the Company.

You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company. You agree to abide by the Company’s strict policy that prohibits any new employee from using or bringing with them from any prior employer any confidential information, trade secrets, proprietary materials or processes of such former employers.

While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

Corbus Pharmaceuticals Holdings, Inc.

500 River Ridge Drive, Second Floor, Norwood, MA 02062 | Tel +1 617 963-0100

www.corbuspharma.com

The terms of this letter agreement and the resolution of any disputes will be governed by Massachusetts law (without reference to its conflicts of laws provisions).

You agree that there were no promises or commitments made to you regarding your employment with the Company except as set forth in this letter. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

To indicate your acceptance of the Company’s offer and to acknowledge that you have read, understood and agreed to the terms and conditions of this offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This offer will expire at 5 p.m., Thursday, Feb. 21.

Craig, we are delighted to be able to extend you this offer. We look forward to a mutually rewarding working relationship and to you joining the Corbus family!

Very truly yours,

/s/ Sean Moran
Sean Moran, CFO
Corbus Pharmaceuticals, Inc.

[Signature Page Follows]

Corbus Pharmaceuticals Holdings, Inc.

500 River Ridge Drive, Second Floor, Norwood, MA 02062 | Tel +1 617 963-0100

www.corbuspharma.com

I HAVE READ AND I UNDERSTAND THE TERMS OF THE OFFER SET OUT ABOVE. AS INDICATED BY MY SIGNATURE BELOW, I ACCEPT THE OFFER AS OUTLINED ABOVE. I FURTHER ACKNOWLEDGE AND AGREE THAT, AS A CONDITION OF MY EMPLOYMENT, FROM TIME TO TIME, I MAY BE REQUIRED TO REVIEW AND ACKNOWLEDGE OTHER DOCUMENTS WHICH MAY INCLUDE, WITHOUT LIMITATION, THE COMPANY’S EMPLOYEE HANDBOOK AND POLICIES GOVERNING SECURITIES TRADES BY COMPANY PERSONNEL. NO FURTHER COMMITMENTS WERE MADE TO ME AS A CONDITION OF EMPLOYMENT:

Mr. Craig S. Millian

/s/ Craig S. Millian
Signature

February 19, 2019
Date

Attachment A: Confidential Information and Invention Assignment Agreement (includes Exhibit A, Exhibit B and Exhibit C)

Attachment B: Initial Job Duties

Corbus Pharmaceuticals Holdings, Inc.

500 River Ridge Drive, Second Floor, Norwood, MA 02062 | Tel +1 617 963-0100

www.corbuspharma.com